UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 12, 2006

TAMPA ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Florida	1-5007	59-0475140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa, Florida 33602

(Address of principal executive offices and zip code)

(813) 228-1111

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 12, 2006, Tampa Electric Company (the “Company”) completed its previously reported offering of $250 million aggregate principal amount of 6.55% Notes due 2036 (the “Notes”). The Notes were sold at 99.375% of par to yield 6.598%. The offering resulted in net proceeds to the Company (after deducting underwriting discounts and commissions and estimated offering expenses) of approximately $246.0. In connection with completing the issuance and sale of the Notes, the Company entered into a fifth supplemental indenture (the “Indenture”) with The Bank of New York, as trustee, relating to the Notes. Copies of the Indenture and the 6.55% Notes due 2036 are filed herewith as Exhibits 4.16 and 4.17, respectively, and incorporated herein by reference.

The Notes mature on May 15, 2036 and bear interest at a rate of 6.55% per annum, which is payable semi-annually on May 15 and November 15 of each year, beginning November 15, 2006. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The Company may redeem all or any part of the Notes at its option at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of Notes to be redeemed or (ii) the present value of the remaining payments of principal and interest on the Notes to be redeemed, discounted at an applicable treasury rate (as defined in the Indenture), plus 25 basis points; in either case, the redemption price would include accrued and unpaid interest to the redemption date.

The Indenture provides that each of the following is an event of default (“Event of Default”): (i) the Company fails to pay any interest on the Notes when due, and such failure has continued for 30 days; (ii) the Company fails to pay principal of or premium, if any, on the Notes when due; (iii) the Company fails to perform any other covenant in the Indenture (other than a covenant in the Indenture solely for the benefit of a series of debt securities other than the Notes), and such failure has continued for 90 days after the Company receives written notice as provided in the Indenture; or (iv) certain events of bankruptcy or insolvency of the Company described in the Indenture.

If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the principal amount of all the Notes to be immediately due and payable. Under some circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind and annul that declaration and its consequences.

The preceding description of the Indenture and the Notes is qualified in its entirety by the Indenture and the 6.55% Notes due 2036 filed herewith as Exhibits 4.16 and 4.17, respectively.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

In order to furnish certain exhibits for incorporation by reference into the Registration Statement on Form S-3 of TECO Energy, Inc. and the Company, previously filed with Securities and Exchange Commission (File No. 333-132243-01), the Company is filing the Indenture as Exhibit 4.16 to such Registration Statement and the 6.55% Notes due 2036 as Exhibit 4.17 such Registration Statement.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

4.16	Fifth Supplemental Indenture dated as of May 1, 2006 between Tampa Electric Company and The Bank of New York, as trustee, supplementing the Indenture dated as of July 1, 1998, as amended. Filed herewith.

4.17	6.55% Notes due 2036. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 12, 2006	TAMPA ELECTRIC COMPANY

	By:	/s/ Gordon L. Gillette
Gordon L. Gillette
Senior Vice President-Finance and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.16	Fifth Supplemental Indenture dated as of May 1, 2006 between Tampa Electric Company and The Bank of New York, as trustee, supplementing the Indenture dated as of July 1, 1998, as amended. Filed herewith.

4.17	6.55% Notes due 2036. Filed herewith.